Exhibit 10.6.4

Revised Summary of Standard Compensatory Arrangement for Non-Employee Directors of the Principal Financial Group, Inc. Board of Directors

Effective January 1, 2012

On November 29, 2011, the board of directors of Principal Financial Group, Inc. (the “Company”) agreed to revise various components of director compensation.

Annual Cash Retainers

Effective January 1, 2012, directors who are not employees of the Company or its subsidiaries will receive an annual retainer of $90,000, payable semiannually.  Also effective that day, the annual retainer for serving as the presiding director of the board was increased to $25,000 from $15,000.  The annual retainers for serving as the chair of board committees were not changed, and remain as follows:

•                  audit committee — $20,000;

•                  finance committee —  $15,000;

•                  human resources committee — $17,500;

•                  nominating and governance committee — $15,000; and

•                  other standing or ad hoc committee — $5,000.

The nominating and governance committee will determine the portion of the annual retainer payable to a director who first becomes eligible for compensation during a board year.

Attendance fees for normally scheduled board meetings were eliminated.  Non-employee directors receive a fee of $2,500 per day for attendance in person at each special meeting (i.e., those not on the annual schedule) of the board.  Directors receive committee meeting fees of $1,500 for attendance in person.  Alternatively, directors receive a committee or special full board meeting fee of $1,000 for participating in a telephone conference call or videoconference meeting.

Restricted Stock Unit Grants

Beginning in May 2012, at the close of each annual meeting, each non-employee director will receive $115,000 worth of restricted stock units, unless a greater or lesser amount is determined to be appropriate by the nominating and governance committee.  These restricted stock units will vest upon the director’s continued service at the next annual meeting.  The receipt of the restricted stock units will be deferred at least until the director’s retirement or termination from the board.  Any director first elected subsequent to an annual meeting will be granted the number of restricted stock units as determined by the committee.